                                                                    Exhibit 10.5

                            NONCOMPETITION AGREEMENT


     This Noncompetition Agreement (the "AGREEMENT"), dated as of August 21, 1994, is between John G. Lohmann, Jr. (the "EXECUTIVE") and Firstar Corporation.

     In consideration of the planned purchase or other combination of Investors Bank Corp. ("INVESTORS") with Firstar Corporation ("FIRSTAR CORPORATION") and/or one or more of its affiliate entities (collectively "FIRSTAR"), pursuant to which the Executive's stock in Investors will be acquired and Firstar's agreement to continue to employ Executive after said merger, the Executive agrees as follows:

     1. NONCOMPETE. The Executive agrees that for a period of 3 years from the "EFFECTIVE DATE" identified in the Second Amended and Restated Employment Agreement among Investors, Firstar Corporation and Executive dated August 21, 1994 (the "NONCOMPETE PERIOD"), he will not, in any capacity whatsoever, directly or indirectly, participate in or assist in the organization, planning, ownership, financing, management, operation or control nor have any beneficial interest in more than five percent of the equity of, any corporation, partnership, association or other person or entity which directly competes or is planning directly to compete with Firstar Home Mortgage Corporation, Firstar Bank of Minnesota, N.A., Firstar Corporation and/or any subsidiary or affiliate of Firstar Corporation (collectively the "FIRSTAR ENTITIES") within the seven counties comprising the Minneapolis/St. Paul metropolitan statistical area.

     Notwithstanding the restrictions outlined above, Executive may do any of the foregoing with respect to a single bank or other financial institution with less than $50 million of assets, a controlling interest in which is owned by Executive or by Executive with James Burkholder, provided that such bank or other financial institution does not sell single family mortgage loans in excess of $5,000,000 annually, and that such bank or other financial institution is not merged or combined with another financial institution which, when combined, exceeds $50,000,000.

     2. SOLICITATION OF EMPLOYEES. The Executive further agrees that during the Noncompete Period, the Executive will not hire, attempt to hire or solicit for employment any employee of any Firstar Entity who was employed by Investors prior to the merger, or who was employed by any Firstar Entity within the Executive's supervision at any time prior to the Executive's termination.

     3. NO EVASION. The Executive will not engage in any practice the purpose of which is to evade the provisions of this covenant nor commit any act which adversely affects any Firstar Entity.

     4. MODIFICATION. In the event that a court of competent jurisdiction determines that the provisions of this covenant are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant shall be construed so that the remaining provisions shall not be affected but shall remain in full force and effect, and any such overbroad provision shall be deemed, without further action on the part of any person, to be modified, amended, and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

     5. GOVERNING LAW. The Executive's residence and primary place of employment are located in Minnesota, and this Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota.

                                        FIRSTAR CORPORATION



                                        By
                                           -----------------------------------
                                             Its
                                                 -----------------------------



                                                  __________________________
                                                  John G. Lohmann, Jr.